Agere Systems Inc.

Medium-Term Incentive Plan

Purpose

To provide the Executive leadership team with an incentive to focus on increasing share during a period of significant industry discontinuity and business restructuring.

•	Critical to meeting the expectations of our investors
•	Key element of performance-based compensation
•	Minimizes use of options and further dilution

Description

The plan is a market share-based incentive plan targeting performance versus peer competitors over a two-year period.

Participants

The Chief Executive Officer and selected other officers who report directly to the Chief Executive Officer.

Plan Administrator

The plan will be administered by the Corporate Governance and Compensation Committee of Agere’s Board of Directors.

Performance Period

October 1, 2002 - September 30, 2004

Grant Date

January 1, 2003

Payment Date

On or about January 10, 2005. Payments will be made in cash.

Incentive Opportunity

CEO	3.0 x Base Salary in effect September 30, 2004
Direct Reports	1.5 x Base Salary in effect September 30, 2004

Agere Systems Inc Medium-Term Incentive Plan

The actual payment will be determined by multiplying the amount shown above by the Achievement Level for the share attained by the company at the end of the performance period.

Section 162(m) Provisions

So that awards under the program may be deductible for US federal income tax purposes, grants will be made in the form of awards under the 2001 Long Term Incentive Plan. Each participant will be granted a $9 million award, which can be reduced by the Committee in its sole discretion. It is expected that the Committee would reduce the awards before payment to the appropriate amounts shown below. No award may be paid unless the Committee shall have certified in writing that Agere’s Net Income (as defined in Agere’s 2001 Long Term Incentive Plan) for fiscal 2004 was at least equal to its Net Income in fiscal 2002.

Performance Structure

	Achievement Level	Share Target	Growth Rate

	200%	10.8
	175	10.4	100-200% = 15% Growth
	150	10.1
	125	9.7

Target	100	9.4

	50	8.9	0-100% = 20% Growth
	25	8.3
	0	7.8

Share Computation

•	The total market will be the sum of reported revenues from AMCC, Broadcom, Conexant, Infineon (wireless and wireline segments only), Intersil, LSI Logic (semiconductor segment only), Marvell, Motorola (semiconductor segment only), PMC-Sierra, Skyworks Solutions, STMicroelectronics, Texas Instruments (semiconductor segment only), Vitesse and Agere Systems.

•	For any company whose fiscal quarters are not calendar quarters, the share calculation for any quarter will use the most recently completed fiscal quarter for that company. For example, for the March quarter, Marvell’s reported sales results for its quarter ending around the end of January will be used.

•	The beginning share will be the average of Agere’s share for the two quarters immediately prior to the performance period (FQ3 and FQ4 2002).

•	Agere’s share percentage will be calculated quarterly, using the following formula:

Agere Share = 100 x Agere Revenue/Total Market Revenue -2- Agere Systems Inc Medium-Term Incentive Plan

•	The ending share used to determine award levels will be the average of Agere’s share for the two quarters immediately prior to the end of the performance period (FQ3 and FQ4 2004).

Adjustments

•	Discontinued Agere businesses. Agere’s revenues will be adjusted in all periods to remove revenue from discontinued businesses. Therefore, the beginning period revenues have been adjusted to remove revenue from optoelectronics, analog line cards (business sold to Legerity), FPGAs (business sold to Lattice) and wireless LAN systems (business sold to Proxim).

•	Changes in Agere and competitor product portfolios. The Committee may make such adjustments to plan targets or revenue computations as it deems appropriate in the event of changes in the product portfolio of Agere or any of the other companies whose revenues are used to determine the total market (e.g., product divestitures, acquisitions, mergers, etc.).

•	Agere Profitability. Except following a Change in Control as defined in Agere’s 2001 Long Term Incentive Plan, the Committee may reduce the plan target percentages payable for achieving a particular share target if Agere does not meet the profitability goals set forth in the approved plans for fiscal years 2003 and 2004. Any such reduction shall be applied ratably to all participants.

Miscellaneous

•	Performance monitoring. The Committee will review Agere’s performance under the plan on a quarterly basis.

•	Change in Control. In an event of a Change in Control as defined in Agere’s 2001 Long Term Incentive Plan, if, within 2 years of the Change in Control, either:

•	A participant’s employment is terminated by the company other than for “Cause”, or

•	A participant terminates his or her employment within three months of an event constituting “Good Reason”,

then that participant will be entitled to an ‘at target’ payment to be made in a lump sum within 30 days of the termination of employment. “Cause” and “Good Reason” have the meanings given those terms in the company’s Officer Severance Policy.

•	Involuntary Separation. In the event that a participant’s employment is terminated by the company other than for “Cause” and the participant is not entitled to a payment under “Change in Control,” then the participant will be entitled to a pro rated payment for the period beginning on the Grant Date and ending on the participant’s last day of active employment, without reference to any continuation of employment under the Officer Severance Policy. The payment will be made in a lump sum at the same time as all other participants. If a participant’s employment is terminated by the company for “Cause,” the participant shall not be entitled to any payment under this plan.

-3- Agere Systems Inc Medium-Term Incentive Plan

•	Voluntary Separation. In the event that, before the end of the performance period, a participant voluntarily terminates their employment with the company, other than under circumstances entitling the participant to a payment under “Change in Control,” the participant will not be entitled to any payment under the plan. Payment of awards under the plan does not require continued employment beyond the end of the performance period.

•	Termination. The Committee may terminate the plan at any time. If the Committee terminates the plan, all participants will be entitled to an ‘at-target’ payment to be made in a lump sum within 30 days of the termination.

-4-